Exhibit 10.1
Cynthia Origlio
VP, Acting Chief HR Officer
coriglio@bned.com
M: 917.841.5991

CONFIDENTIAL

January 31, 2024

Kevin Watson
delivered via email

Dear Kevin:

Pursuant to the offer letter agreement between you and Barnes & Noble Education, Inc. (the “Company”) dated August 28, 2023 (the “Offer Letter”), you are eligible to receive a bonus for the Company’s fiscal year ending on April 27, 2024 (the “2024 Fiscal Year”), with a target of 85% of your annual base salary, and this bonus will be guaranteed pro rata based on the portion of the 2024 Fiscal Year during which you were an employee of the Company, payable following the end of the 2024 Fiscal Year (the “Guaranteed Bonus”). Assuming that your employment continues through the end of the 2024 Fiscal Year, the amount of the Guaranteed Bonus will be $306,000.

I am pleased to let you know that the Compensation Committee of the Company’s Board of Directors has agreed to accelerate payment of $191,250 of the Guaranteed Bonus and payment of this amount, less withholding of applicable taxes and other deductions, which will be paid on or about February 2, 2024.  The remainder of your Guaranteed Bonus ($114,750) will be paid following the end of the 2024 Fiscal Year at the same time as annual bonuses are paid to other senior executives of Company, subject to the terms of the Company’s Fiscal Year 2024 Incentive Compensation Plan.

This letter agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, and arrangements, oral or written, between you and the Company with respect to the subject matter hereof. Except as otherwise provided herein, the terms of your Offer Letter remain in full force and effect.

The terms of this letter agreement may not be amended or modified except by an instrument in writing signed by you and the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time. Neither this letter agreement nor any rights or obligations that either party may have by reason of this letter agreement are assignable by you without the prior written consent of the Company. This letter agreement may be executed and sent via electronic transmission and in one or more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

Please sign below to accept the terms of this letter agreement and return a signed copy of the letter agreement to me at coriglio@bned.com.

Very truly yours,

/s/ Cynthia Origlio

Cynthia Origlio
VP, Acting Chief Human Resources Officer
Barnes & Noble Education

Agreed and Accepted:

/s/ Kevin Watson
Kevin Watson

January 31, 2024
Date